Exhibit 99.1

The Container Store Group, Inc. Announces First Quarter 2023 Financial Results

First quarter consolidated net sales of $207.1 million, down 21.1% compared to the first quarter of fiscal 2022, including 30 basis point negative foreign exchange impact

Comparable store sales^ down 19.9% compared to the first quarter of fiscal 2022

First quarter loss per share of $0.24 compared to earnings per diluted share of $0.21 in the first quarter of fiscal 2022; Adjusted loss per share* of $0.21 compared to adjusted income per diluted share of $0.21 in the first quarter of fiscal 2022

Updates Fiscal 2023 Earnings Outlook

Coppell, TX — August 1, 2023 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the first quarter of fiscal 2023 ended July 1, 2023.

For the first quarter of fiscal 2023:

●	Consolidated net sales were $207.1 million, down 21.1%, compared to the first quarter of fiscal 2022, including 30 basis point negative impact of foreign currency translation. Net sales in The Container Store retail business (“TCS”) were $195.1 million, down 20.9%. Elfa International AB (“Elfa”) third-party net sales were $12.0 million, down 24.4% compared to the first quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 19.2%.
●	Comparable store sales^ decreased 19.9%, with general merchandise categories down 20.5%, contributing a decrease of 1360 basis points to comparable store sales^. Custom Spaces+ were down 18.6%, negatively impacting comparable store sales^ by 630 basis points.
●	Consolidated net loss and net loss per share were $11.8 million and $0.24 per share, compared to net income of $10.5 million and $0.21 per diluted share, respectively, in the first quarter of fiscal 2022. Adjusted net loss per share* was $0.21 compared to adjusted net income per diluted share of $0.21 in the first quarter of fiscal 2022.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “Our first quarter topline performance was in line with our expectations and reflects the impact of the ongoing challenging macro environment. During the quarter, we continued our focus on bringing merchandise newness and innovation to our customers, and delivering an engaging in-store experience demonstrated by a net promoter score of 81. We also tested a number of different promotional events to entice our customers. While these tests pressured margins in the quarter, they unlocked key learnings that we are incorporating into our go-forward promotional plans. We also successfully executed against our cost-cutting action plan that did not jeopardize our focus on customer experience.”

Mr. Malhotra, continued, “We are updating our outlook to reflect current trends in the business. Even as we continue to navigate the challenges of the current environment, we are relentlessly focused on executing against the initiatives that will further solidify our category leadership position and drive our growth when market conditions normalize.”

First Quarter Fiscal 2023 Results

For the first quarter (thirteen weeks) ended July 1, 2023:

●	Consolidated net sales were $207.1 million, down 21.1%, including 30 basis point negative impact of foreign currency translation compared to the first quarter of fiscal 2022.

o	Net sales in TCS were $195.1 million, down 20.9%.

o	Comparable store sales^ decreased 19.9%, with general merchandise categories down 20.5%, contributing 1360 basis points of the decrease in comparable store sales^. Custom Spaces+ were down 18.6%, negatively impacting comparable store sales^ by 630 basis points.

o	Our online sales decreased 15.8% compared to the first quarter of fiscal 2022.

o	Elfa third-party net sales were $12.0 million, down 24.4% compared to the first quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 19.2% primarily due to a decline in sales in Nordic markets.

●	Consolidated gross margin was 55.3%, a decrease of 180 basis points, compared to the first quarter of fiscal 2022. TCS gross margin decreased 230 basis points to 54.5% primarily due to increased promotional activity, higher mix of online sales and associated shipping costs and unfavorable product and services mix, partially offset by lower freight costs. Elfa gross margin decreased 420 basis points compared to the first quarter of fiscal 2022 primarily due to higher direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) decreased by 8.6% to $111.4 million in the first quarter of fiscal 2023 from $121.9 million in the first quarter of fiscal 2022. SG&A as a percentage of net sales increased 740 basis points to 53.8%, with the increase primarily due to deleverage on occupancy, compensation and benefit costs, and other fixed costs on lower sales in the first quarter of fiscal 2023, partially offset by decreased marketing costs.
●	Consolidated depreciation and amortization increased 16.7% to $10.5 million in the first quarter of fiscal 2023 from $9.0 million in the first quarter of fiscal 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
●	Other expenses of $2.5 million were recorded in the first quarter of fiscal 2023 related to severance costs associated with the previously announced elimination of certain positions.
●	Consolidated net interest expense increased 54.1% to $5.0 million in the first quarter of fiscal 2023 from $3.2 million in the first quarter of fiscal 2022. The increase was primarily due to a higher interest rate on the Senior Secured Term Loan Facility.
●	The effective tax rate was 23.3% in the first quarter of fiscal 2023, as compared to 28.8% in the first quarter of fiscal 2022. The decrease in the effective tax rate was primarily related to the impact of discrete items on a pre-tax loss in the first quarter of fiscal 2023, as compared to pre-tax income in the first quarter of fiscal 2022.
●	Net loss was $11.8 million, or $0.24 per share, in the first quarter of fiscal 2023 compared to net income of $10.5 million, or $0.21 per diluted share, in the first quarter of fiscal 2022. Adjusted net loss* was $10.1 million, or $0.21 per share, in the first quarter of fiscal 2023 compared to adjusted net income* of $10.5 million, or $0.21 per diluted share, in the first quarter of fiscal 2022.
●	Adjusted EBITDA* was $2.9 million in the first quarter of fiscal 2023 compared to $28.2 million in the first quarter of fiscal 2022.

New and Existing Stores

As of July 1, 2023, the Company store base was 97 as compared to 94 as of July 2, 2022. The Company did not open any stores during the first quarter of fiscal 2023.

Balance sheet and liquidity highlights:

(In thousands)	July 1, 2023	July 2, 2022
Cash	$12,155	$23,206
Total debt, net of deferred financing costs	$185,388	$187,115
Liquidity [1]	$94,187	$115,467
Net cash (used in) provided by operating activities	$(2,988)	$3,172
Free cash flow *	$(11,886)	$(14,448)

(1)	Cash plus availability on revolving credit facilities.

Share repurchase

There were no repurchases during the first quarter of fiscal 2023. The Company has $25 million remaining of the original $30 million authorization for share repurchases.

Outlook

The Company today provided the following financial outlook for the fiscal second quarter ending on September 30, 2023 and the full year ending March 30, 2024:

	Current Outlook	Current Outlook	Prior Outlook
	Second Quarter Ending September 30, 2023	Fiscal Year Ending March 30, 2024	Fiscal Year Ending March 30, 2024
Consolidated net sales	$205 - $215 million	$875 - $890 million	$885 - $900 million
Comparable store sales^ decline	Low to mid twenties	High teens	Mid to high teens
Net (loss) income per diluted share	($0.11) - $0.00	($0.10) to $0.00	$0.07 to $0.17
Adjusted net (loss) income per diluted share*	($0.10) - $0.00	$0.05 to $0.15	$0.21 to $0.31
Assumed dilutive shares	49 million	50 million	50 million
Capital expenditures		$45 to $50 million	$45 to $50 million
Effective tax rate (1)	(20%) to 75%	300% to 115%	60% to 75%

(1) Effective tax rate for fiscal year ending March 30, 2024 assumes approximately $5.6 million of discrete income tax expense expected to be recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013.

The Company plans to open six new small format stores in fiscal 2023 and three new stores in fiscal 2024. The six new stores for fiscal 2023 are as follows:

Estimated Opening
San Mateo, CA	Fall 2023
Woodland Hills, CA	Fall 2023
Princeton, NJ	Fall 2023
Gaithersburg, MD	Winter 2023
Miami, FL	Spring 2024
Huntington, NY	Spring 2024

References

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services.

^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and Closet Works sales to third parties.

Conference Call Information

A conference call to discuss first quarter fiscal 2023 financial results is scheduled for today, August 1, 2023, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13739988. The replay will be available until September 1, 2023.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our goals, strategies, priorities and initiatives including future store openings; future opportunities; our share repurchase program; the impact of macroeconomic conditions and our anticipated financial performance and long term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: a decline in the health of the economy and the purchase of discretionary items; results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate, or manage inventory commensurate with, consumer preferences and demand; competition from other stores and internet-based competition; our inability to obtain merchandise from our vendors on a timely basis and at competitive prices; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on May 26, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Fiscal Quarter Ended
	July 1,	July 2,
(In thousands, except share and per share amounts)	2023	2022
	(unaudited)	(unaudited)
Net sales	$207,112	$262,634
Cost of sales (excluding depreciation and amortization)	92,563	112,546
Gross profit	114,549	150,088
Selling, general, and administrative expenses (excluding depreciation and amortization)	111,380	121,909
Stock-based compensation	474	1,201
Pre-opening costs	185	36
Depreciation and amortization	10,512	9,006
Other expenses	2,453	—
Loss on disposal of assets	1	1
(Loss) income from operations	(10,456)	17,935
Interest expense, net	4,967	3,223
(Loss) income before taxes	(15,423)	14,712
(Benefit) provision for income taxes	(3,586)	4,233
Net (loss) income	$(11,837)	$10,479

Net (loss) income per common share — basic	$(0.24)	$0.21
Net (loss) income per common share — diluted	$(0.24)	$0.21

Weighted-average common shares — basic	49,252,869	49,719,559
Weighted-average common shares — diluted	49,252,869	50,312,855

The Container Store Group, Inc.

Consolidated balance sheets

	July 1,	April 1,	July 2,
(In thousands)	2023	2023	2022
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$12,155	$6,958	$23,206
Accounts receivable, net	21,870	25,870	30,466
Inventory	170,512	170,637	190,752
Prepaid expenses	14,624	14,989	14,612
Income taxes receivable	964	858	808
Other current assets	9,985	10,914	9,826
Total current assets	230,110	230,226	269,670
Noncurrent assets:
Property and equipment, net	157,747	158,702	144,175
Noncurrent operating lease right-of-use assets	353,402	347,959	365,053
Goodwill	23,447	23,447	221,159
Trade names	219,894	221,278	221,633
Deferred financing costs, net	137	150	190
Noncurrent deferred tax assets, net	517	568	636
Other assets	2,702	2,844	1,923
Total noncurrent assets	757,846	754,948	954,769
Total assets	$987,956	$985,174	$1,224,439

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	July 1,	April 1,	July 2,
(In thousands, except share and per share amounts)	2023	2023	2022
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$53,305	$52,637	$68,920
Accrued liabilities	68,218	74,673	81,743
Current borrowings on revolving lines of credit	—	2,423	11,541
Current portion of long-term debt	2,055	2,063	2,072
Current operating lease liabilities	59,996	57,201	54,605
Income taxes payable	670	1,318	10,464
Total current liabilities	184,244	190,315	229,345
Noncurrent liabilities:
Long-term debt	183,333	163,385	173,502
Noncurrent operating lease liabilities	320,845	314,100	332,800
Noncurrent deferred tax liabilities, net	45,062	49,338	48,309
Other long-term liabilities	5,394	5,851	6,876
Total noncurrent liabilities	554,634	532,674	561,487
Total liabilities	738,878	722,989	790,832
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,390,882 shares issued at July 1, 2023; 49,181,562 shares issued at April 1, 2023; 49,941,336 shares issued at July 2, 2022	494	492	499
Additional paid-in capital	872,537	872,204	875,016
Accumulated other comprehensive loss	(34,113)	(32,509)	(33,241)
Retained deficit	(589,840)	(578,002)	(408,667)
Total shareholders’ equity	249,078	262,185	433,607
Total liabilities and shareholders’ equity	$987,956	$985,174	$1,224,439

The Container Store Group, Inc.

Consolidated statements of cash flows

	Fiscal Quarter Ended
	July 1,	July 2,
(In thousands)	2023	2022
Operating activities	(unaudited)	(unaudited)
Net (loss) income	$(11,837)	$10,479
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,512	9,006
Stock-based compensation	474	1,201
Loss on disposal of assets	1	1
Deferred tax benefit	(3,975)	(1,325)
Non-cash interest	471	471
Other	193	81
Changes in operating assets and liabilities:
Accounts receivable	5,894	(2,101)
Inventory	(234)	(59)
Prepaid expenses and other assets	1,173	(2,415)
Accounts payable and accrued liabilities	(8,707)	(17,280)
Net change in lease assets and liabilities	4,101	7
Income taxes	(739)	5,271
Other noncurrent liabilities	(315)	(165)
Net cash (used in) provided by operating activities	(2,988)	3,172

Investing activities
Additions to property and equipment	(8,898)	(17,620)
Investments in non-qualified plan trust	(128)	(767)
Proceeds from non-qualified plan trust redemptions	83	60
Proceeds from sale of property and equipment	1	—
Net cash used in investing activities	(8,942)	(18,327)

Financing activities
Borrowings on revolving lines of credit	12,799	23,834
Payments on revolving lines of credit	(15,180)	(13,528)
Borrowings on long-term debt	20,000	15,000
Payments on long-term debt	(518)	(530)
Payment of taxes with shares withheld upon restricted stock vesting	(140)	(712)
Proceeds from the exercise of stock options	—	340
Net cash provided by financing activities	16,961	24,404

Effect of exchange rate changes on cash	166	(295)

Net increase in cash	5,197	8,954
Cash at beginning of fiscal period	6,958	14,252
Cash at end of fiscal period	$12,155	$23,206

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net (loss) income, adjusted net (loss) income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net (loss) income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net (loss) income, adjusted net (loss) income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net (loss) income as net (loss) income before restructuring charges, severance charges, acquisition-related costs, impairment charges related to intangible assets, loss on extinguishment of debt, certain losses (gains) on disposal of assets, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net (loss) income per common share - diluted as adjusted net (loss) income divided by the diluted weighted average common shares outstanding. We use adjusted net (loss) income (loss) and adjusted net (loss) income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net (loss) income and adjusted net (loss) income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net (loss) income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with the Company’s credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net (loss) income and adjusted net (loss) income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net (loss) income and GAAP net (loss) income per common share - diluted.

	Fiscal Quarter Ended		Q2 2023 Outlook		FY 2023 Outlook
	July 1,	July 2,
	2023	2022	Low	High	Low	High
Numerator:
Net (loss) income	$(11,837)	$10,479	$(5,525)	$—	$(5,000)	$—
Severance charges (a)	2,453	—	—	—	2,453	2,453
Taxes (b)	(749)	—	625	—	5,100	5,100
Adjusted net (loss) income	$(10,133)	$10,479	$(4,900)	$—	$2,553	$7,553

Denominator:
Weighted-average common shares outstanding — basic	49,252,869	49,719,559	49,000,000	49,000,000	49,000,000	49,000,000
Weighted-average common shares outstanding — diluted	49,252,869	50,312,855	49,000,000	49,000,000	50,000,000	50,000,000

Net (loss) income per common share — basic & diluted	$(0.24)	$0.21	$(0.11)	$0.00	$(0.10)	$0.00
Adjusted net (loss) income per common share — basic & diluted	$(0.21)	$0.21	$(0.10)	$0.00	$0.05	$0.15

(a)	TCS segment severance charges associated with the elimination of certain positions recorded in other expenses in the first quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(b)	Tax impact of adjustments to net (loss) income that are considered to be unusual or infrequent tax items. For fiscal 2023, includes approximately $5.6 million of discrete income tax expense expected to be recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Fiscal Quarter Ended
	July 1,	July 2,
	2023	2022
Net (loss) income	$(11,837)	$10,479
Depreciation and amortization	10,512	9,006
Interest expense, net	4,967	3,223
(Benefit) provision for income taxes	(3,586)	4,233
EBITDA	$56	$26,941
Pre-opening costs (a)	185	36
Non-cash lease expense (b)	(174)	34
Stock-based compensation (c)	474	1,201
Foreign exchange gains (d)	(75)	(24)
Severance charges (e)	2,453	—
Adjusted EBITDA	$2,919	$28,188

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(e)	TCS segment severance charges associated with the elimination of certain positions recorded in other expenses in the first quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash (used in) provided by operating activities.

	Thirteen Weeks Ended
	July 1,	July 2,
	2023	2022
Net cash (used in) provided by operating activities	$(2,988)	$3,172
Less: Additions to property and equipment	(8,898)	(17,620)
Free cash flow	$(11,886)	$(14,448)